Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FiscalNote Holdings, Inc. of our report dated April 18, 2022, relating to the consolidated financial statements of FiscalNote Holdings, Inc. (now known as FiscalNote Intermediate Holdco, Inc.) as of and for the years ended December 31, 2021 and 2020, appearing in the Registration Statement (No. 333-261483) on Form S-4, as amended, and related prospectus of FiscalNote Holdings, Inc.

/s/ RSM US LLP

McLean, Virginia

October 5, 2022